Exhibit 4.5.1

EXECUTION COPY

AMENDMENT NO. 1

Dated as of June 25, 2009

to

CREDIT AGREEMENT

Dated as of June 26, 2008

THIS AMENDMENT NO. 1 (“Amendment”) is made as of June 25, 2009 (the “Effective Date”) by and among Iroquois Gas Transmission System, L.P., a Delaware limited partnership (the “Borrower”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), under that certain Credit Agreement dated as of June 26, 2008 by and among the Borrower, the Lenders and the Administrative Agent (as amended prior to the date hereof, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Borrower has requested that certain modifications be made to the Credit Agreement;

WHEREAS, the Borrower, the Lenders party hereto and the Administrative Agent have agreed to amend the Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders party hereto and the Administrative Agent hereby agree to the following amendment to the Credit Agreement.

1.                                              Amendments to Credit Agreement. Effective as of the Effective Date but subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as follows:

(a)                                         Section 1.1 of the Credit Agreement is amended to add the following definitions thereto in appropriate alphabetical order and, where applicable, replace the corresponding previously existing definitions:

“ABR” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) as of 11:00 A.M.,

London time, two Working Days prior to the beginning of such one month Interest Period. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Amendment No. 1 Effective Date” means June 25, 2009.

“Continuation Notice” has the meaning set forth in subsection 2.22(a).

“Continuing Lender” has the meaning set forth in subsection 2.22(a).

“Extension Request” has the meaning set forth in subsection 2.22(a).

“Revolving Credit Termination Date” means, subject to extension as provided in subsection 2.22, the date which is 364 days after the Amendment No. 1 Effective Date; provided that if any such day is not a Business Day, then the Revolving Credit Termination Date shall be the immediately preceding Business Day.

(b)                                 Article II of the Credit Agreement is amended to add the following as a new Section 2.22 thereof:

2.22 Extension of Revolving Credit Termination Date.

(a)                 The Borrower may, by written notice to the Administrative Agent in the form of Exhibit E (each such notice being an “Extension Request”) given no earlier than sixty (60) days and no later than forty-five (45) days prior to the then applicable Revolving Credit Termination Date, request that the then applicable Revolving Credit Termination Date be extended to a date 364 days after the then applicable Revolving Credit Termination Date. Such extension shall be effective with respect to each Lender which, by written notice in the form of Exhibit F (a “Continuation Notice”) to Borrower and the Administrative Agent given no earlier than forty-five (45) days and no later than thirty- five (35) days prior to the then applicable Revolving Credit Termination Date, consents, in its sole discretion, to such extension (each Lender giving a Continuation Notice being referred to sometimes as a “Continuing Lender” and each Lender other than a Continuing Lender being a “Non-Extending Lender”); provided however, that such extension shall be effective only if the aggregate Revolving Loan Commitments of the Continuing Lenders are not less than 51% of the Total Revolving Credit Commitment of the Lenders on the date of the Extension Request. No Lender shall have any obligation to consent to any such extension of the Revolving Credit Termination Date. If less than all of the Lenders consent to any such request pursuant to subsection (a) of this subsection 2.22, the Administrative Agent shall promptly so notify the Continuing Lenders, and each Continuing Lender may, in its sole discretion, not later than ten (10) days after receipt of such notice, give written notice to the Administrative Agent of the amount of the Non- Extending Lenders’ Commitments that it is willing to accept an assignment. If the Continuing Lenders notify the Administrative Agent that they are willing to accept assignments of Commitments in an aggregate amount that exceeds the amount of the Commitments of the Non-Extending Lenders, such Commitments shall be allocated among the Continuing Lenders willing to accept such assignments in such amounts as are agreed between the Borrower and the Administrative Agent. The Administrative Agent shall notify each Lender of the receipt of an Extension Request within three (3) Business

Days after receipt thereof. The Administrative Agent shall notify the Borrower and the Lenders no later than fifteen (15) days prior to the applicable Revolving Credit Termination Date whether the Administrative Agent has received Continuation Notices from Lenders holding at least 51% of the Total Revolving Credit Commitment on the date of the Extension Request.

(b)                      The Revolving Credit Commitment of each Non-Extending Lender shall terminate at the close of business on the Revolving Credit Termination Date in effect prior to the delivery of such Extension Request without giving any effect to such proposed extension, and on such Revolving Credit Termination Date Borrower shall take one of the following three actions:

(i)                                     Replace the Non-Extending Lenders pursuant to Section 2.22(c); or

(ii)                                  Pay or cause to be paid to the Administrative Agent, for the account of the Non-Extending Lenders, an amount equal to the Non-Extending Lenders’ Revolving Credit Loans, together with accrued but unpaid interest and fees thereon and all other amounts then payable hereunder; or

(iii)                               By giving notice to the Administrative Agent, no later than three (3) days prior to the Revolving Credit Termination Date, elect not to extend the Revolving Credit Termination Date beyond the applicable Revolving Credit Termination Date and in this event the Borrower shall repay any amount of the Revolving Credit Loans then outstanding, together with accrued but unpaid interest and fees thereon and all other amounts then payable hereunder.

(c)                A Non-Extending Lender shall be obligated, at the request of the Borrower to assign pursuant to subsection 10.6(c) at any time prior to the close of business on the Revolving Credit Termination Date applicable to such Non-Extending Lender all of its rights (other than rights that would survive the termination of this Agreement pursuant to subsection 10.5) and obligations hereunder to one or more Lenders or other commercial lenders nominated by Borrower and willing to become Lenders in place of such Non- Extending Lender (the “Replacement Lenders”). In order to qualify as a Replacement Lender, a Lender or lender must satisfy all of the requirements of this Agreement (including without limitation, the Replacement Lender must satisfy the terms of subsection 10.6(c) and 10.6(e) as if such Replacement Lender is actually a “Purchasing Lender” therein). Such obligation of the Non-Extending Lenders is subject to such Non- Extending Lenders receiving payment in full from the Replacement Lenders (i) of the principal amount of all Revolving Credit Loans owing to such Non-Extending Lender immediately prior to an assignment to the Replacement Lenders and (ii) of all accrued interest and fees and other amounts payable hereunder and then owing to such Non- Extending Lender immediately prior to the assignment to the Replacement Lenders. Upon such assignment, the Non-Extending Lenders, and the Administrative Agent shall make appropriate entries in the Register to reflect the foregoing.

(c)                                         Section 10.6(c) of the Credit Agreement is amended to (i) add “)” immediately after the phrase “(or any part of such rights and obligations” appearing in the first sentence thereof and (ii) add the parenthetical “(or in accordance with subsection 2.22(c), must)” immediately after the phrase “Any Lender may” appearing therein.

(d)                                        Section 10.7(a) of the Credit Agreement is amended to add the phrase “other than a Non-Extending Lender pursuant to subsection 2.22” immediately after the phrase “If any Lender” appearing in the first line thereof.

(e)                                  The Credit Agreement is amended to add a new Exhibit E thereto as set forth and attached as Annex I hereto.

(f)                                   The Credit Agreement is amended to add a new Exhibit F thereto as set forth and attached as Annex II hereto.

2.                                      Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that the Administrative Agent shall have received (i) counterparts of this Amendment duly executed by the Borrower, the Majority Lenders and the Administrative Agent, (ii) all authorization documents and related opinions of counsel reasonably requested by the Administrative Agent in connection with this Amendment and (iii) payment and/or reimbursement of the reasonable fees and expenses of the Administrative Agent and its affiliates (including, to the extent invoiced, fees and expenses of counsel for the Administrative Agent) in connection with this Amendment.

3.                                              Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as follows:

(a)                                         This Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether the application of such principles is considered in a proceeding in equity or at law.

(b)                                         As of the date hereof and giving effect to the terms of this Amendment, (i) no Event of Default or Default shall have occurred and be continuing and (ii) the representations and warranties of the Borrower contained in Article III of the Credit Agreement, as amended hereby, are true and correct as of the Effective Date, except for representations and warranties made with reference solely to an earlier date, which representations and warranties shall be true and correct as of such earlier date.

4.                                              Reference to and Effect on the Credit Agreement.

(a)                                         Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

(b)                                         Except as specifically amended above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c)                                          Except as specifically provided above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

5.                                              Governing Law. This Amendment shall be construed in accordance with and governed by the internal laws of the State of New York, but giving effect to federal laws applicable to banks.

6.                                              Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7.                                              Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written .

IROQUOIS GAS TRANSMISSION SYSTEMS, L.P.,
as the Borrower

/s/ Jeffrey Bruner
Jeffrey Bruner
Vice President, General Counsel and Secretary
Iroquois Pipeline Operating Company

/s/ Scott E. Rupff
Scott E. Rupff
Vice President, Marketing, Development and Commercial Operations
Iroquois Pipeline Operating Company

Signature Page to Amendment No. 1

Credit Agreement dated as of June 26, 2008

Iroquois Gas Transmission Systems, L.P.

JPMORGAN CHASE BANK, N.A.,
individually as a Lender and as Administrative Agent

By:	/s/ Kenneth Coons
	Name:	Kenneth Coons
	Title:	Underwriter

Signature Page to Amendment No. l

Credit Agreement dated as of June 26, 2008

Iroquois Gas Transmission Systems, LP.